Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151868 on Form S-3 of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedule of Northern States Power Company, a Wisconsin corporation, and subsidiaries, and the effectiveness of Northern States Power Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northern States Power Company for the year ended December 31, 2009.

/S/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
March 1, 2010